Exhibit 10.23

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY […***…], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

NON-EXCLUSIVE LICENSE AGREEMENT

This Non-Exclusive License Agreement (this “Agreement”) is entered into as of this 30th day of December, 2025 (the “Effective Date”), by and between Gasherbrum Bio, Inc., a corporation existing under the laws of the State of Delaware, having a place of business at 601 Gateway Blvd., Suite 900, South San Francisco, California (“Gasherbrum”), and Genentech, Inc., a corporation existing under the laws of Delaware, having a place of business at 1 DNA Way, South San Francisco, California (“Genentech”) and F. Hoffmann-La Roche Ltd, a corporation existing under the laws of Switzerland, having a place of business at Grenzacherstrasse 124, CH 4070 Basel, Switzerland (“Roche”, and together with Genentech, “GNE”). Gasherbrum and GNE are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Gasherbrum and its Affiliates own or control certain patent rights relating to heterocyclic GLP-1 agonists;

WHEREAS, GNE and its Affiliates desire to have the right to use such patent rights in connection with the exploitation of certain pharmaceutical products developed by GNE or its Affiliates; and

WHEREAS, Gasherbrum and its Affiliates desire to grant to GNE and its Affiliates, and GNE and its Affiliates desire to obtain from Gasherbrum and its Affiliates, a non-exclusive license under the Licensed Patents (as defined below) to exploit Licensed Products (as defined below), on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Gasherbrum and GNE hereby agree as follows:

1.Definitions.

The terms in this Agreement with initial letters capitalized shall have the meaning set forth in this Article 1 or, if not listed in this Article 1, the meaning designated in places throughout this Agreement.

1.1“Accounting Standards” means United States Generally Accepted Accounting Principles (GAAP), International Financial Reporting Standards (IFRS), or such other similar national or regional standards as GNE or its Affiliate or (sub)licensee adopts, in each case, consistently applied.

1.2“Affiliate” means, with respect to a Person, any Person controlling, controlled by or under common control with, such Person at any point in time and for so long as such control exists.  For purposes of this definition only, “control” of another Person will mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  Without limiting the foregoing, control will be presumed to exist when a Person (a) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity or (b) possesses, directly or indirectly, the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the other organization or entity.  The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such cases such lower percentage will be substituted in the preceding sentence.  For clarity, Structure Therapeutics Inc. (“Structure”) and all business entities controlled by Structure as of the Effective Date, other than Gasherbrum, shall be considered Affiliates of Gasherbrum as of the Effective Date.  Notwithstanding the foregoing, for purposes of this Agreement, Chugai Pharmaceutical Co., Ltd (for purposes of this definition, “Chugai”) and all business entities controlled by Chugai shall not be considered Affiliates of GNE, unless and until GNE elects to include one or more of Chugai or such business entities as an Affiliate of GNE, by providing written notice to Gasherbrum of such election.

1.3“Annual Net Sales” means the aggregate Net Sales of all Licensed Products during a given Calendar Year.

1.4“Applicable Laws” means the applicable provisions of any and all federal, national, supranational, regional, territorial, provincial, state and local laws, treaties, statutes, regulations, rules, codes, guidance or ordinances enacted, adopted, issued or promulgated by any Governmental Authority or common law having jurisdiction over or related to the subject item.

1.5“Acquiror” has the meaning set forth in Section 1.9.

1.6“Business Day” means any day other than a Saturday or a Sunday or any bank holiday in San Francisco, California or Switzerland.

1.7“Calendar Quarter” means each respective period of three consecutive calendar months ending on March 31st, June 30th, September 30th and December 31st; provided that the first Calendar Quarter of the Term will extend from the Effective Date until the end of the then-current Calendar Quarter, and the last Calendar Quarter of the Term will extend from the first day of such Calendar Quarter until the effective date of termination or expiration of this Agreement.

1.8“Calendar Year” means each twelve-month period commencing on January 1st and ending on December 31st; provided that the first Calendar Year of the Term will extend from the Effective Date to December 31st of the then-current Calendar Year, and the last Calendar Year of the Term will extend from January 1st of such Calendar Year until the effective date of the termination or expiration of this Agreement.

1.9“Change of Control” means, with respect to a Party, that: (a) a transaction or series of transactions in which any Third Party, together with its Affiliates, acquires directly or indirectly the beneficial ownership of voting securities representing more than 50% of the total voting power of all of the then outstanding voting securities of such Party or, if applicable, a parent company of such Party; (b) a merger, combination, consolidation, recapitalization, or reorganization of such Party (or, if applicable, a parent company of such Party) with a Third Party that results in shareholders or equity holders of such Party (or, if applicable, a parent company of such Party) immediately prior to such transaction, no longer owning at least fifty percent (50%) of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (c) the sale or transfer to a Third Party of all or substantially all of such Party’s consolidated assets taken as a whole, through one or more related transactions.  The acquiring or combining Third Party in any of (a), (b) or (c), and any of such Third Party’s then-existing Affiliates or future Affiliates (other than the acquired Party and its Affiliates as in existence prior to the applicable COC Date) are referred to collectively herein as the “Acquiror”.

1.10“COC Date” means the date on which a Change of Control becomes effective.

1.11“Confidential Information” means: (a) all confidential or proprietary information (including any tangible materials embodying any of the foregoing) disclosed by a Party or its Affiliate to the other Party or its Affiliate in connection with this Agreement; (b) all “Confidential Information” (as defined in the Prior CDA) that was disclosed by a Party or its Affiliate to the other Party or its Affiliate under the Prior CDA; and (c) the terms and conditions of this Agreement, which are the Confidential Information of each Party; provided that Confidential Information will not include information that:

1.11.1has been published or otherwise is or hereafter becomes part of the public domain by public use, publication, general knowledge or otherwise through no breach of this Agreement on the part of the receiving Party or its Affiliates;

1.11.2is in the receiving Party’s or its Affiliate’s possession prior to disclosure by the disclosing Party, and not through a prior disclosure by the disclosing Party, without any obligation of confidentiality with respect to such information (as evidenced by the receiving Party’s or such Affiliate’s written records or other competent evidence);

1.11.3is subsequently received by the receiving Party or its Affiliate without obligation of confidentiality from a Third Party lawfully in possession thereof who is not under an obligation of confidentiality to the disclosing Party or any other Third Party with respect thereto; or

1.11.4is independently developed by or for the receiving Party or its Affiliate without reference to, or use or disclosure of, the disclosing Party’s Confidential Information (as evidenced by the receiving Party’s or such Affiliate’s contemporaneous written records or other competent evidence);

1.11.5and provided, further, that clause 1.11.2 above will not apply to the terms and conditions of this Agreement.

1.12“Control” or “Controlled” means, with respect to any patent, patent application, or other subject matter, that a Party has the legal authority or right (whether by ownership, license or otherwise, without taking into account any license granted by one Party to the other Party pursuant to this Agreement) to grant a license, sublicense, access, covenant not to sue or right to use (as applicable) under such patent, patent application, or subject matter, on the terms and conditions set forth herein, in each case without breaching the terms of an agreement with a Third Party.

1.13“Cover”, “Covering”, or “Covered” means, with respect to any patent or patent application and any compound or product, that in the absence of a Person obtaining ownership of or a license to such patent or patent application, the manufacture, use, sale, offer for sale, or importation of such compound or product would infringe one or more claims of such patent (wherein the claims of pending patent applications are treated as if issued).

1.14“Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.

1.15“Effective Date” has the meaning set forth in the preamble.

1.16“Excluded Patent” means any patent or patent application (other than a Specified Patent) with […***…].

1.17“Field” means all uses.

1.18“First Commercial Sale” means, with respect to a Licensed Product in any country in the Territory, the first invoiced commercial sale to a Third Party of such Licensed Product in such country after all required Regulatory Approvals have been obtained in such country.

1.19“Gasherbrum Non-Assert Patent” means any patent or patent application (a) that is Controlled by Gasherbrum or its Affiliate during the Term, (b) […***…], (c) for which the earliest claimed priority date is between the Effective Date and […***…], and (d) that Covers a Licensed Compound or a Licensed Product.  Notwithstanding the foregoing, Gasherbrum Non-Assert Patent shall not include any patent or patent application that (i) […***…] or (ii) is an Excluded Patent.

1.20“Governmental Authority” means any multinational, federal, national, state, provincial, local, or other entity, office, commission, bureau, agency, political subdivision, instrumentality, branch, department, authority, board, court, arbitral or other tribunal, official or officer, in each case exercising executive, judicial, legislative, police, regulatory, administrative or taxing authority or functions of any nature pertaining to government.

1.21“Licensed Compound” means the compound designated by GNE as CT-996, as further described in Schedule 1.21, […***…].

1.22“Licensed Patents” means all patents and patent applications (a) (i) that are Controlled as of the Effective Date by Gasherbrum or its current Affiliate; and (ii) that Cover a Licensed Compound or a Licensed Product, including any Specified Patents, and (b) that are divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, extensions or additions of, that issue on, or that are foreign equivalents of, any of the patents and patent applications in clause (a).  Notwithstanding the foregoing, Licensed Patents shall not include any patent or patent application that (i) […***…] or (ii) is an Excluded Patent.

1.23“Licensed Product” means any product, including all formulations, dosages, delivery systems, and methods of administration thereof, that is developed, manufactured, or commercialized by GNE or its Affiliate that contains the Licensed Compound as an active ingredient, whether alone or together with one or more other active ingredients (each, an “Other Active Ingredient”).

1.24“Net Sales” means, for a Licensed Product in a particular period, the amount calculated by subtracting from the Sales of such Licensed Product for such period:  […***…].  For clarity[…***…].

1.25“Other Active Ingredient” has the meaning set forth in Section 1.23.

1.26“Person” means any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization or a Governmental Authority.

1.27“Prior CDA” means that certain Non-Disclosure Agreement […***…].

1.28“Regulatory Approval” means the final or conditional approval of the applicable Regulatory Authority necessary for the marketing and sale of a Licensed Product in the Field in a country.

1.29“Regulatory Authority” means any multinational, federal, national, state, provincial or local regulatory agency, department, bureau or other Governmental Authority with authority over the clinical development, manufacture, marketing or sale of a Licensed Product in a country.

1.30“Sales” means, for a Licensed Product in a particular period, the sum of subsections 1.30.1, 1.30.2, and 1.30.3 below:

1.30.1[…***…];

1.30.2[…***…];

1.30.3[…***…];

For clarity, […***…].

In the event that […***…].

1.31“Specified Patent” means […***…].

1.32“Term” has the meaning set forth in Section 8.1.

1.33“Territory” means worldwide.

1.34“Third Party” means any Person other than a Party or any of its Affiliates.

1.35“Valid Claim” means […***…].

2.License Grant.

2.1License.  Subject to the terms and conditions set forth in this Agreement, Gasherbrum, on behalf of itself and its Affiliates, hereby grants to GNE (and its Affiliates) a non-exclusive, sublicensable (in accordance with Section 2.2), royalty-bearing license, under the

Licensed Patents, to make, use, sell, offer for sale, and import Licensed Products in the Field in the Territory.

2.2Sublicenses.  GNE shall have the right to grant sublicenses through multiple tiers under the license granted in Section 2.1 to any Affiliate or any Third Party, provided that the Licensed Patents may only be sublicensed to a Third Party in […***…].  All such sublicenses will be in writing and consistent with and subject to the applicable terms of this Agreement.  GNE will be responsible for the compliance of its Affiliates and sublicensees with the applicable terms of this Agreement and will remain responsible for performance by any of its Affiliates or sublicensees of GNE’s obligations under this Agreement.

2.3Technology Transfer.  Gasherbrum shall not, and shall not be required to, disclose, transfer or otherwise provide access to any confidential or proprietary information or materials of Gasherbrum in connection with the license granted under Section 2.1.

2.4Covenant Not to Sue. Gasherbrum shall not, and shall cause its Affiliates not to, bring, or cause to be brought, any claim, action, suit or proceeding, against GNE, its Affiliate or any Third Party acting on behalf of GNE or its Affiliate, that alleges or asserts that the manufacture, use, sale, offer for sale, or importation of any Licensed Product in the Field in the Territory by or on behalf of GNE or its Affiliate infringes any Gasherbrum Non-Assert Patent.

2.5No Other Grant of Rights.  Except as expressly provided in this Agreement, nothing in this Agreement shall be construed to confer any ownership interest, license or other rights upon GNE or any of its Affiliates by implication, estoppel or otherwise as to any technology, intellectual property rights, products, biological materials or software of Gasherbrum or any other entity, regardless of whether such technology, intellectual property rights, products, biological materials and/or software are dominant, subordinate or otherwise related to any Licensed Patent or Gasherbrum Non-Assert Patent.  Subject to the license granted under Section 2.1, Gasherbrum and its Affiliates retain all right, title and interest in and to the Licensed Patents.  Subject to the covenant not to sue set forth in Section 2.4, Gasherbrum and its Affiliates retain all right, title and interest in and to the Gasherbrum Non-Assert Patents.  For clarity and notwithstanding any other provision of this Agreement, the license granted under Section 2.1 does not include a license with respect to […***…] and the covenant not to sue set forth in Section 2.4 does not include any immunity from suit with respect to […***…].

3.Consideration.

3.1Upfront Payment.  In partial consideration for the grant of rights hereunder, Genentech shall pay Gasherbrum a one-time, non-refundable, non-creditable upfront payment of One Hundred Million Dollars ($100,000,000) within thirty (30) days following the Effective Date.

3.2Royalty Payments.

3.2.1Royalty Rate.  As further consideration for the grant of rights hereunder, during the applicable Royalty Term, Genentech shall pay Gasherbrum a […***…] percent ([…***…]%) royalty on the aggregate amount of Annual Net Sales of all Licensed Products in the Territory in a given Calendar Year (each, a “Royalty Payment”).

3.2.2Royalty Term.  Royalties will be due under this Section 3.2, with respect to a given Licensed Product in a given country in the Territory, during the period commencing upon the First Commercial Sale of such Licensed Product in such country and ending upon the earlier of (a) the expiration of the last-to-expire Valid Claim of any Licensed Patent in such country that Covers such Licensed Product in such country of sale and (b) […***…] (such period, the “Royalty Term”).  Upon expiration of the Royalty Term with respect to a Licensed Product in a country, the license in Section 2.1 shall be fully paid-up, perpetual and irrevocable in respect of that Licensed Product in that country.

3.3Royalty Payments and Reports.  Within […***…] after the end of each Calendar Quarter, commencing with the Calendar Quarter during which the First Commercial Sale of a Licensed Product is made anywhere in the Territory where a Royalty Payment is payable, Genentech will pay to Gasherbrum any amounts due pursuant to Section 3.2 and will provide concurrently with such payment a report setting forth (a) the amount of the Sales and Net Sales in United States Dollars, on a Licensed Product-by-Licensed Product and country-by-country basis, during such Calendar Quarter; (b) the applicable royalty rates; and (c) a calculation of the resulting Royalty Payment.

3.4Late Payments.  If any payment due under this Agreement is not paid in full when due, then Genentech shall pay interest on such payment (or any unpaid portion thereof) at […***…] (or such lower annual rate equal to the maximum rate allowable by Applicable Laws), with respect to the period elapsed between the date such payment is due under this Agreement through and including the date such payment is received by Gasherbrum.

3.5Financial Audits.

3.5.1Record Keeping.  GNE and its Affiliates shall, and shall require their respective sublicensees to, keep complete, true and accurate books and records in accordance with the Accounting Standards of the items underlying Net Sales and Royalty Payments for a period of […***…] following the end of the Calendar Year to which they pertain.  Gasherbrum shall have the right, not more than […***…], at its own expense, to have an internationally-recognized, independent, certified public accountant, selected by Gasherbrum and reasonably acceptable to GNE (the “Auditor”), review any such records of GNE and its Affiliates in the location(s) where such records are customarily maintained by GNE and its Affiliates upon reasonable prior notice, during regular business hours and under customary obligations of confidentiality for the sole purpose of verifying the basis and accuracy of Royalty Payments made under this Agreement and the content of the reports described in Section 3.3 within the prior […***…] Calendar Year period.  The records covering any specific period of time may be audited […***…] with respect to records.

3.5.2Audit Report.  The report prepared by the Auditor, a copy of which will be sent or otherwise provided to each Party by such Auditor at the same time, will contain the conclusions of such Auditor regarding the audit and will specify that the amounts paid pursuant thereto were correct or, if incorrect, the amount of any underpayment or overpayment, and the specific details regarding any discrepancies.  No other information will be provided to Gasherbrum without the prior written consent of GNE.  If such report shows any underpayment, then Genentech will remit to Gasherbrum, within […***…] after receipt of such report, (i) the amount of such underpayment and (ii) if such underpayment exceeds […***…] of the total amount owed for the period then being audited, the reasonable, actual fees charged by the Auditor in conducting such review.  If such report shows any overpayment, then Gasherbrum will, at Genentech’s election (unless no further payments are due, in which case the reimbursement will apply), credit the overpaid amount against future payments owed to Gasherbrum or reimburse Genentech the amount of such overpayment within […***…] after receipt of such report.  The Parties agree that all information subject to review under this Section 3.5 is Confidential Information of GNE and that Gasherbrum will retain and cause the Auditor to retain all such information in confidence in accordance with confidentiality and non-use obligations no less stringent than those contained in Article 5.  In addition, GNE is entitled to require the Auditor to execute a reasonable confidentiality agreement prior to commencing any such audit.

3.6Tax Withholding.  In the event any Royalty Payments become subject to withholding taxes or other similar charges in the nature of a tax under the Applicable Law of any jurisdiction (“Withholding Taxes”), Genentech will deduct and withhold the amount of such taxes, pay such Withholding Tax to the relevant Governmental Authority for the account of Gasherbrum, to the extent required by Applicable Law, and any such Royalty Payments will be reduced by the amount of Withholding Taxes deducted and withheld.  Each Party will reasonably assist the other Party in lawfully claiming exemptions from, reduction in or otherwise minimizing such deductions or withholdings of any Withholding Taxes under an applicable double taxation or similar agreement or treaty, Applicable Laws or similar circumstances or claiming a refund thereof.  Apart from any such permitted withholding and those deductions expressly included in the definition of Net Sales, the amounts payable hereunder will not be reduced on account of any taxes, charges, duties or other levies.  Notwithstanding the foregoing, the Parties acknowledge and agree that if a Royalty Payment is subject to a deduction of Withholding Taxes and if such deduction or withholding obligation arises or is increased […***…] (each a “Withholding Tax Action”), then notwithstanding anything to the contrary herein, the Royalty Payment (in respect of which such deduction and withholding of tax is required to be made) shall be increased to take into account such arising or increased Withholding Taxes as may be necessary to ensure that, after GNE makes all required withholdings (including withholdings on additional amounts), Gasherbrum receives an amount equal to the same amount that it would have received had no Withholding Tax Action occurred.

3.7Currency of Payments.  All amounts payable and calculations under this Agreement will be in Dollars.  As applicable, such amounts will be converted into Dollars in the manner used by GNE from time to time in the preparation of its audited financial statements for external reporting purposes.  All payments under this Agreement will be paid in Dollars by wire transfer to an account designated by Gasherbrum (which account Gasherbrum may update from time to time in writing).  If at any time legal restrictions prevent the prompt remittance of any Royalty Payments with respect to any country where Licensed Products are sold, Genentech will have the right, at its option and to the extent legally permissible, to make such Royalty Payments by depositing, or causing to be deposited, the amount of such payments in local currency to Gasherbrum’s account in a bank or other depository designated by Gasherbrum in such country; provided that, for clarity, Genentech shall not be required to take any action that GNE reasonably believes to be unlawful.

4.Intellectual Property.

4.1Responsibility.  As between the Parties, Gasherbrum shall have the sole right, responsibility for and control over the preparation, filing, prosecution, protection and maintenance of all Licensed Patents and Gasherbrum Non-Assert Patents, in each case at its own expense and acting in its sole discretion, and all decision-making authority with regard to Licensed Patents and Gasherbrum Non-Assert Patents shall vest in Gasherbrum (including, without limitation, as to whether to file, maintain or abandon any patent, patent application or claim thereof within the Licensed Patents or Gasherbrum Non-Assert Patents).

4.2Enforcement.  As between the Parties, Gasherbrum shall have the sole right, acting in its sole discretion, to prosecute in its own name and at its own expense any possible or actual infringement of any Licensed Patent or Gasherbrum Non-Assert Patent against a Third Party.

4.3Extensions.  As between the Parties, Gasherbrum shall have sole control in its sole discretion whether to pursue any patent term extensions or supplemental protection certificates for any Licensed Patent or Gasherbrum Non-Assert Patent.

4.4Orange Book Listing.  GNE and its Affiliates and (sub)licensees shall not have any right to list any Licensed Patent or Gasherbrum Non-Assert Patent in the United States Food and Drug Administration’s Orange Book or any similar patent listing system in the Territory.

5.Confidentiality.

5.1Confidential Information.

5.1.1Confidentiality Obligation.  Beginning on the Effective Date and continuing through any termination or expiration of this Agreement plus a period of […***…] thereafter, each Party agrees to, and will cause its Affiliates to, (a) keep in confidence and not disclose to any Third Party and (b) not use for any purpose except to exercise its rights or perform its obligations under this Agreement, in each case ((a) and (b)), except as otherwise permitted in this Agreement, any Confidential Information of the other Party, without the prior written consent of the other Party.

5.1.2Disclosures to Representatives.  Each Party agrees that it and its Affiliates will provide or permit access to the other Party’s Confidential Information only to such Party’s and its Affiliates’ respective employees, consultants and advisors, in each case on a need to know basis and provided that any such individual is subject to obligations of confidentiality and non-use with respect to such Confidential Information no less stringent than the obligations of confidentiality and non-use of the receiving Party pursuant to this Section 5.1; provided that each Party will remain responsible for any failure by its Affiliates, and its and their respective employees, consultants and advisors, to treat such Confidential Information as required under this Section 5.1 as if such Affiliates, employees, consultants, and advisors were parties directly bound to the requirements of this Section 5.1.

5.1.3Permitted Disclosures.

5.1.3.1Notwithstanding anything to the contrary herein, each Party may use and disclose the other Party’s Confidential Information as follows: (a) to its financial advisors, attorneys and accountants and its bona fide potential or actual acquisition partners, financing sources, lenders, investors, underwriters, strategic partners and (sub)licensees, in each case on a need to know basis and under appropriate confidentiality and non-use obligations (which may include professional ethical obligations) no less stringent than those in this Agreement (but of duration customary in confidentiality agreements entered into for a similar purpose); provided that such Party will remain responsible for any failure by any of the foregoing Persons to treat such Confidential Information as required under Section 5.1 as if such Persons were parties directly bound to the requirements of this Section 5.1; or (b) as required by any court or other Governmental Authority or as otherwise required by Applicable Laws (including any such disclosures as are required by the rules or regulations of the United States Securities and Exchange Commission or similar Governmental Authority in a country other than the United States or of any stock exchange or listing entity), provided that notice of such requirement is promptly given to the other Party and such Party cooperates with reasonable requests from the other Party to seek a protective order or other appropriate remedy to protect the Confidential Information.

5.1.3.2Notwithstanding anything to the contrary in this Article 5, Confidential Information that is permitted or required to be disclosed will remain otherwise subject to the confidentiality and non-use provisions of this Section 5.1.  If either Party concludes that a copy of this Agreement must be filed, or other filing related to this Agreement or the activities hereunder must be filed, with the United States Securities and Exchange Commission or similar Governmental Authority in a country other than the United States, then such Party will, a reasonable time (and in no event less than […***…] or such shorter time as required by Applicable Law) prior to any such filing, (a) provide the other Party with a copy of such filing or such agreement showing any provisions hereof as to which the Party proposes to request confidential treatment, (b) provide the other Party with an opportunity to comment on any such proposed redactions and to suggest additional redactions, and (c) take the other Party’s reasonable comments into consideration before filing such agreement or making such other filing.

5.2Publicity.  Neither Party nor its respective Affiliates shall issue any public announcement, press release, or other public disclosure regarding this Agreement or the terms therein without the other’s prior written consent, except as permitted under Section 5.1.3.

6.Representations and Warranties; Limitation of Liability.

6.1Mutual Representations and Warranties.  Each Party represents and warrants that, as of the Effective Date, it has full right, power, and authority to enter into this Agreement and to perform its obligations and duties under this Agreement, and that the performance of such obligations and duties does not conflict with or result in a breach of any other agreement of such Party or any judgment, order, or decree by which such Party is bound.

6.2Additional Representations, Warranties and Covenants by Gasherbrum.  Gasherbrum represents and warrants, as of the Effective Date, that:

6.2.1Gasherbrum or its Affiliate is an owner or licensee of the Licensed Patents;

6.2.2Gasherbrum has sufficient right, power, and authority to grant the license that it purports to grant in Section 2.1;

6.2.3Neither Gasherbrum nor any of its Affiliates has received any written notice that any Person has challenged the ownership, validity, or enforceability of any Licensed Patent;

6.2.4Gasherbrum and its Affiliates have paid, in accordance with the Applicable Laws, any required inventor rewards and remuneration to its and their employees in connection with the Licensed Patents; and

6.2.5No adverse action, suit, claim, inventorship challenge, interference, inter partes review, reexamination, opposition or invalidity claim or proceeding is pending or, to Gasherbrum’s knowledge, alleged or threatened with respect to any Licensed Patent.

6.3Compliance with Law.  GNE shall comply, and will ensure that its Affiliates and (sub)licensees comply, with all local, state, federal and international laws and regulations relating to the development, manufacture, use, importation, exportation and sale of Licensed Products, including all United States export control laws and regulations.

6.4No Warranty.

6.4.1Gasherbrum MAKES NO WARRANTIES WHATSOEVER AS TO THE COMMERCIAL OR SCIENTIFIC VALUE OF THE LICENSED PATENTS.  Gasherbrum MAKES NO REPRESENTATION THAT THE PRACTICE OF THE LICENSED PATENTS OR THE DEVELOPMENT, MANUFACTURE OR SALE OF ANY LICENSED PRODUCT, WILL NOT INFRINGE ANY THIRD PARTY PATENT OR PROPRIETARY RIGHTS OR ANY EXCLUDED PATENT.

6.4.2EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 6.1 OR 6.2, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, INCLUDING ANY REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

6.5Limitation of Liability.

6.5.1No Consequential or Punitive Damages.  EXCEPT AS SET FORTH IN SECTION 6.5.2, NEITHER PARTY NOR ANY OF ITS AFFILIATES WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS OR THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, INCLUDING ANY LOST PROFITS ARISING OUT OF THIS AGREEMENT, IN EACH CASE HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

6.5.2EXCLUSION FROM LIABILITY LIMITATION.  THE LIMITATIONS AND DISCLAIMER SET FORTH IN SECTION 6.5.1 WILL NOT APPLY TO: (A) A CLAIM ARISING FROM FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR BREACH OF ARTICLE 5; OR (B) AMOUNTS PAID TO THIRD

PARTIES PURSUANT TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 7.1 OR SECTION 7.2.

7.Indemnification.

7.1Indemnification of Gasherbrum.  GNE shall indemnify and hold harmless Gasherbrum and its Affiliates and its and their directors, officers, employees, successors and assigns (the “Gasherbrum Indemnitees”), from and against any and all losses, liabilities, damages, penalties, fines, costs and expenses (including, reasonable attorneys’ fees and other expenses of litigation) (“Losses”) incurred by any Gasherbrum Indemnitee in connection with any claim, action, suit or proceeding brought by a Third Party (a “Third Party Claim”) arising from or occurring as a result of:  (a) the research, development, manufacture, use, handling, storage, export, import, sale, offer for sale, disposition, marketing, promotion or commercialization of any Licensed Compound or Licensed Product; (b) gross negligence or willful misconduct of GNE or its Affiliate; or (c) any material breach of any representation, warranty or covenant by GNE under this Agreement; except to the extent such Third Party Claims fall within the scope of the indemnification obligations of Gasherbrum set forth in Section 7.2.

7.2Indemnification of GNE.  Gasherbrum shall indemnify and hold harmless each of GNE and its Affiliates and its and their directors, officers, employees, successors and assigns (the “GNE Indemnitees”), from and against any and all Losses incurred by any GNE Indemnitee in connection with any Third Party Claim arising from or occurring as a result of: (a) the gross negligence or willful misconduct of Gasherbrum or its Affiliate; or (b) any material breach of any representation, warranty or covenant by Gasherbrum under this Agreement; except to the extent such Third Party Claims falls within the scope of the indemnification obligations of GNE set forth in Section 7.1.

7.3Procedure.  A Party that intends to claim indemnification under this Article 7 (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of the Third Party Claim in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and/or settlement thereof.  The indemnity arrangement in this Article 7 shall not apply to amounts paid in settlement of any action with respect to a Third Party Claim, if such settlement is effected without the consent of the Indemnitor.  The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 7 if and to the extent the Indemnitor is actually prejudiced thereby.  The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Third Party Claim covered by this indemnification.

8.Term and Termination.

8.1Term.  The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article 8, shall continue in full force and effect, on a country-by-country and Licensed Product-by-Licensed Product basis, until the expiration of the last to expire Valid Claim of a Licensed Patent (the “Term”).  The covenant not to sue granted under Section 2.4 shall survive expiration (but not termination) of this Agreement until the expiration of the last to expire Valid Claim of any Gasherbrum Non-Assert Patent.

8.2Termination.

8.2.1Termination Without Cause.  GNE may terminate this Agreement for any or no reason on not less than sixty (60) days prior written notice to Gasherbrum.

8.2.2Termination for Default.  In the event that either Party commits a material breach of its obligations under this Agreement and fails to cure that breach within thirty (30) days after receiving written notice thereof, the other Party may terminate this Agreement immediately upon written notice to the Party in breach.

8.2.3Termination for Patent Challenge.  Except to the extent the following is unenforceable under Applicable Laws of a particular jurisdiction, if GNE or any of its Affiliates or (sub)licensees commences a legal, administrative or other action challenging the validity, enforceability, patentability or scope of any Licensed Patent or assists any Third Party to dispute the validity, enforceability, patentability or scope of any Licensed Patent, Gasherbrum may terminate this Agreement in its entirety, upon sixty (60) days written notice to GNE.  Notwithstanding the foregoing, the foregoing termination right shall not apply (a) if GNE or such Affiliate or sublicensee withdraws or causes to be withdrawn such challenge within sixty (60) days of GNE’s receipt of written notice from Gasherbrum, (b) in the event that such legal action is commenced by a sublicensee, GNE terminates the agreement with such sublicensee within sixty (60) days of GNE’s receipt of written notice from Gasherbrum, or (c) where (i) the challenge is the assertion of a defense or counterclaim to an action first brought by Gasherbrum against GNE or such Affiliates or sublicensee bringing such challenge or (ii) GNE or its Affiliates acquire or are acquired by a Third Party already engaged such a challenge, so long as GNE or such Affiliates do not actively assist such pre-existing challenge.

8.3Effect of Termination or Expiration.

8.3.1Termination of Rights.  Upon termination of this Agreement for any reason: (a) the license granted under Section 2.1 and all sublicenses thereof shall terminate, (b) the covenant not to sue granted under Section 2.4 shall terminate, (c) all rights in and to and under the Licensed Patents and Gasherbrum Non-Assert Patents will revert to Gasherbrum and its Affiliates, and (d) none of GNE, its Affiliates or (sub)licensees may make any further use or exploitation of any Licensed Patent or Gasherbrum Non-Assert Patent.

8.3.2Accruing Obligations. Termination or expiration of this Agreement shall not relieve the Parties of obligations accruing prior to such termination or expiration, including obligations to pay amounts accruing hereunder up to the date of termination or expiration.

8.4Survival.  In addition to any provisions specified in this Agreement as surviving under the applicable circumstances, Articles 1, 4, 5, 7, 9 and Sections 2.5, 3.2 (solely with respect to Licensed Products sold prior to termination or expiration), 3.3 (solely with respect to Licensed Products sold prior to termination or expiration), 3.4, 3.5, 6.4, 6.5, 8.3, 8.4 of this Agreement, as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement.

9.Miscellaneous.

9.1Entire Agreement.  This Agreement, together with all schedules and exhibits attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all previous arrangements between the Parties with respect to the subject matter hereof, whether written or oral, including, effective as of the Effective Date, the Prior CDA, which is hereby terminated (provided that all information disclosed or exchanged under such agreement will be treated as Confidential Information hereunder).

9.2Notices.  Any notice required or permitted to be given or made under this Agreement by one Party to the other will be in writing and will be deemed to have been delivered (a) upon personal delivery, or (b) when received by the addressee, if sent by a reputable internationally recognized overnight courier that maintains records of delivery, or registered or certified mail, postage prepaid, return receipt requested, or (c) when sent by email with confirmation of receipt to the address as follows (or at such other addresses as may have been furnished in writing by a Party to the other as provided in this Section 9.2).

If to Genentech:	Genentech, Inc.
Attention: […***…]

with a copy (which shall not constitute notice) to:
[…***…]

If to Roche:	F. Hoffmann La-Roche Ltd
Attention: […***…]
[…***…]

with a copy (which shall not constitute notice) to:
[…***…]

If to Gasherbrum:	Gasherbrum Bio, Inc.
c/o Structure Therapeutics Inc.
601 Gateway Blvd Suite 900
South San Francisco, CA 94080
United States
Attention: […***…]
[…***…]
with copies (which shall not constitute notice) to:

Structure Therapeutics Inc.
601 Gateway Blvd Suite 900
South San Francisco, CA 94080
United States
Attention: […***…]
[…***…]

9.3Governing Law and Jurisdiction.  This Agreement will be governed by, and construed in accordance with, the substantive laws of the State of New York, without giving effect to any choice or conflict of law provision, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.  Any action, suit or other proceeding arising under or relating to this Agreement (a “Suit”) shall be brought in a court of competent jurisdiction in the State of New York, and the Parties hereby consent to the sole jurisdiction of the state and federal courts sitting in the State of New York.  Each Party agrees not to raise any objection at any time to the laying or maintaining of the venue of any Suit in any of the specified courts, irrevocably waives any claim that Suit has been brought in any inconvenient forum and further irrevocably waives the right to object, with respect to any Suit, that such court does not have any jurisdiction over such Party.

9.4Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

9.5Headings.  Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

9.6Counterparts.  This Agreement may be executed in two or more counterparts by original signature, facsimile or electronic format (such as PDF files and DocuSign), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The use of electronic signatures and electronic records (such as those created, generated, sent, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by Applicable Laws.

9.7Amendment; Waiver.  This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each Party or, in the case of waiver, by the Party waiving compliance.  The delay or failure of either Party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same.  No waiver by either Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

9.8No Agency or Partnership.  Nothing in this Agreement or any action which may be taken pursuant to its terms is intended, or shall be deemed, to establish a joint venture or partnership between Gasherbrum and GNE.  Neither Party to this Agreement shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party, or to bind the other Party to any contract, agreement or undertaking with any Third Party.

9.9No Third Party Beneficiary Rights.  This Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties and their respective successors and permitted assigns; and nothing herein, whether express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.10Assignment and Successors.  This Agreement may not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, except that each Party may, without such consent, assign this Agreement and the rights, obligations and interests of such Party to (a) to an Affiliate or (b) to a successor in interest in connection with the transfer or sale of all or substantially all of its business or assets to which this Agreement relates, or in the event of its merger or consolidation, reorganization or similar transaction.  No assignment will be valid unless the permitted assignee(s) assumes all obligations of its assignor under this Agreement.  Any assignment purported or attempted to be made in violation of the terms of this Section 9.10 shall be null and void and of no legal effect.

9.11Interpretation.  Each Party hereto acknowledges and agrees that:  (a) it and/or its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; (c) the terms and provisions of this Agreement shall be construed fairly as to both Parties hereto and not in favor of or against either Party, regardless of which Party was generally responsible for the preparation of this Agreement and (d) the use of “include,” “includes,” or “including” herein shall not be limiting and “or” shall not be exclusive.

9.12Severability.  In the event that one or more provisions of this Agreement is held invalid, illegal or unenforceable in any respect, then such provision will not render any other provision of this Agreement invalid or unenforceable, and all other provisions will remain in full force and effect and will be enforceable, unless the provisions that have been found to be invalid or unenforceable will substantially affect the remaining rights or obligations granted or undertaken by either Party.  The Parties agree to attempt to substitute for any invalid or unenforceable provision a provision which achieves to the greatest extent possible the economic objectives of the invalid or unenforceable provision.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Gasherbrum Bio, Inc.		Genentech, Inc.
By:	/s/ Raymond Stevens	By:	/s/ Matteo Pietra
Name	Raymond Stevens	Name	Matteo Pietra
Title:	Chief Executive Officer	Title:	Chief Financial Officer

F. Hoffmann-La Roche Ltd
		By:	/s/ Boris L. Zaitra
		Name	Boris L. Zaitra
		Title:	Head of Corporate Business Development

F. Hoffmann-La Roche Ltd
		By:	/s/ Peter Trybus
		Name	Peter Trybus
		Title:	Head of Legal Business Development & Group Functions